UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2021

Sierra Income Corporation

(Exact Name of Registrant as Specified in its Charter)

0-54650	Maryland	45-2544432
(Commission File Number)	(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

100 Park Avenue New York, NY 10017

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 759-0777

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On March 7, 2021 (the “Petition Date”), Medley LLC (the “Debtor”) commenced a voluntary case (the “Medley Bankruptcy Case”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  The Debtor is the sole member of the investment adviser, SIC Advisors LLC (“SIC Advisors”), and the administrator, Medley Capital LLC (“Medley Capital”) of Sierra Income Corporation (“Sierra”).  Following the commencement of the Medley Bankruptcy Case, the Debtor continued to manage its business as a debtor in possession under the Bankruptcy Code.  The Debtor, Medley Capital and the Official Committee of Unsecured Creditors appointed in the Medley Bankruptcy Case reached agreement on the terms of a chapter 11 plan, which was filed with the Bankruptcy Court on August 13, 2021, and ultimately confirmed by the Bankruptcy Court on October 14, 2021 (as supplemented and modified, the Modified Third Amended Combined Disclosure Statement Chapter 11 Plan of Medley LLC, the “Plan”). The Plan became effective on October 18, 2021 (the “Effective Date”).

The Plan provides for a limited restructuring in chapter 11 to enable the Debtor to maximize the value of its remaining contracts (the “Remaining Contracts”) over a short run-off period, until the Remaining Contracts are terminated, subject to an end date of March 31, 2022 (the “Run-Off End Date”). The Remaining Contracts consist of investment management agreements between the Debtor’s subsidiary advisers and third-party clients, including Sierra’s investment advisory agreement and related agreements with SIC Advisors and its administration agreement and related agreements with Medley Capital.  The Debtor does not have its own employees, and in order to provide for the continued performance of the Debtor’s subsidiaries under the Remaining Contracts, the Plan establishes a compensation plan for Medley Capital’s employees (the “Non-Debtor Compensation Plan”). The Non-Debtor Compensation Plan is designed to retain certain key Medley Capital employees to service the Remaining Contracts, including Sierra’s investment advisory agreement with SIC Advisors and pursuant to the Non-Debtor Compensation Plan, Sierra has agreed to contribute $2.1 million of a total cost of $5.7 million to fund the Non-Debtor Compensation Plan. Sierra’s obligations under the Non-Debtor Compensation Plan expire on January 31, 2022, while Medley Capital’s obligations under the Non-Debtor Compensation Plan expire on the Run-Off End Date. The Plan also contemplates that SIC Advisors will continue to honor its obligations under Sierra’s investment advisory agreement until the termination thereof. Accordingly, Sierra’s arrangements with SIC Advisors and Medley Capital are expected to remain in place until the closing of the proposed mergers (the “Transaction”) contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 21, 2021 by and among Sierra, Barings BDC, Inc. (“BBDC”), Mercury Acquisition Sub, Inc., a Maryland corporation and a direct wholly owned subsidiary of BBDC, Sierra and Barings LLC, a Delaware limited liability company and investment adviser to BBDC.

The Plan further provides for a liquidating trust established for the benefit of creditors holding allowed claims against the Debtor. On the Effective Date, the Debtor’s assets, including all cash on hand and all causes of action retained by the estate under the Plan were transferred to the liquidating trust, and the Plan provides for the subsequent transfer of the proceeds received by the Debtor under the Remaining Contracts once the wind-down is complete.

In the event the Transaction is not consummated for any reason on or before the Run-Off End Date, Sierra’s Board of Directors would expect to consider alternatives, including another merger transaction, Sierra’s liquidation or the replacement of SIC Advisors as its investment adviser, based on, among other things, then-current market circumstances, the performance of the Sierra portfolio and the financial position of Sierra. Sierra also might seek to reach agreement with the liquidation trustee for the liquidation trust established under the Plan, SIC Advisors and Medley Capital to extend the Run-Off End Date so that SIC Advisors may continue to serve as Sierra’s investment adviser beyond March 31, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2021		SIERRA INCOME CORPORATION

	By:	/s/ Richard T. Allorto, Jr.
	Name:	Richard T. Allorto, Jr.
	Title:	Chief Financial Officer

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